Exhibit (a)(1)(B)

June 26, 2009

IMPORTANT NEWS: LAUNCH OF OPTION EXCHANGE PROGRAM

Dear Zip Employee,

ZipRealty is pleased to announce it is commencing a Stock Option Exchange Program (the” Exchange Program”). You are eligible to participate, and the Company encourages you to carefully read all of the materials related to this program. This includes the “Offer to Exchange Certain Outstanding Stock Options for New Stock Options” (the “Offer”), and the other offering material contained in the Tender Offer Statement on Schedule TO we filed with the Securities and Exchange Commission (collectively, the “Offering Materials”). All of these materials are available on the option exchange website referred to below. These materials will help you to understand the risks and benefits of this Exchange Program and the terms and conditions of the Offer.

STOCK OPTION EXCHANGE PROGRAM INFORMATION AND WEBSITE

Below you will find a basic outline of the Exchange Program. Please take time to educate yourself about it by reviewing the resources on the Exchange Program website at https://ziprealty.equitybenefits.com. If you choose to participate, you will elect to do so through this website as well. To log into the website, please use your ZAP user ID and (******) as your initial password. You will be required to reset your password during your initial login.

ELIGIBILITY

All employees who hold options with strike prices at $4.59 or above and are continuously employed by ZipRealty throughout the offering period and on the new option grant date described in the Offering Material (“Eligible Options”) are eligible to participate in the Exchange Program. You can review your Eligible Options by logging on to the Exchange Program website referred to above.

EXCHANGE DETAILS

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The number of new options you will be entitled to receive in exchange for the Eligible Options you hold will depend on the exercise price of those options, as follows. In all cases you will receive fewer new options.

Exercise Price	Exchange
$4.59 - $7.99	Two New Options issued in exchange for three Eligible Options
$8.00 or greater	One New Option issued in exchange for two Eligible Options

Some key features of the new options will include:

•	Type of Option: Non-qualified stock options

•	Vesting Period: New three-year vesting from the grant date in 36 monthly installments

•	Option Term: New seven-year term

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Exercise Price: Closing sales price of ZipRealty’s common stock, as reported on The NASDAQ Stock Market, on the grant date of the new options, which we currently expect to be the date the offer expires, July 24, 2009.

SCHEDULE

•	The offering period begins now and will be open until 9:00 p.m., Pacific Time, on July 24, 2009, unless ZipRealty is required or decides to extend the offering period to a later date.

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Employees who wish to participate in the Exchange Program must elect to participate during this window through the Exchange Program website. No elections will be accepted after 9:00 p.m., Pacific Time, on July 24, 2009, unless ZipRealty is required or decides to extend the offering period. If you do nothing, you will be making a decision not to participate in the Offer and you will retain your current options with their current terms and conditions.

•	Based on the Company’s expected timeline, employees will be granted a new option in exchange for each Eligible Option tendered for exchange on July 24, 2009.

INFORMATION AND EDUCATIONAL SESSIONS

The election period of this Exchange Program begins today. There are many things to consider when deciding whether or not to participate in the Exchange Program. The Company encourages you to carefully read the Offering Materials before deciding to participate. Please visit the Exchange Program website for more information and instructions on how to elect to participate, change a prior election, and withdraw your election before the end of the offering period.

The Company will be holding educational sessions to review the program and shortly you will receive an email with dates, times and dial-in information. If you are unable to attend or wish to review the presentation, you will find the information on the Exchange Program website.

Although the Board of Directors has approved the Offer, neither the Company nor the Board of Directors make any recommendation as to whether you should accept or refrain from accepting the exchange Offer. You must make your own decision about the exchange Offer, taking into account your personal circumstances and preferences. The Company recommends that you consult with your personal financial, tax and legal advisors in deciding whether to accept the exchange Offer.

If you have any questions about how to make an election, please contact zip@sos-team.com, or call [*******]. If you have questions about whether or not to make an election, please review the Offering Materials and consult with your financial, legal, and tax advisors.

Sincerely,

Pat Lashinsky CEO, President